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                                                                    Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Charter Communications, Inc.:


We consent to the use of our report on the consolidated balance sheets of Marcus Cable Company, L.L.C. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity and cash flows for the period from April 23, 1998 to December 31, 1998 and the consolidated statements of operations, partners' capital (deficit) and cash flows for the period from January 1, 1998 to April 22, 1998 and for each of the years in the two-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                              /s/ KPMG LLP

Dallas, Texas

July 22, 1999